Exhibit 99.3

Execution Version

TRUIST BANK TRUIST SECURITIES, INC. 3333 Peachtree Road Atlanta, Georgia 30326	CITIZENS BANK, N.A. 28 State Street, 12th Floor Boston, MA 02109	ROYAL BANK OF CANADA RBC CAPITAL MARKETS, LLC Three World Financial Center 200 Vesey Street New York, NY 10281-8098	THE TORONTO DOMINION BANK, NEW YORK BRANCH TD SECURITIES (USA) LLC 1 Vanderbilt Avenue New York, New York 10017

CONFIDENTIAL

August 21, 2021

LM DV Infrastructure, LLC

c/o DigitalBridge Group, Inc.

750 Park of Commerce Drive, Suite 210

Boca Raton, Florida 33487

Attention: Mr. Tom Yanagi

Project Vader

Commitment Letter

Ladies and Gentlemen:

You have advised Truist Bank (“Truist Bank”), Truist Securities, Inc. (“Truist Securities”), Citizens Bank, N.A. (“Citizens”), Royal Bank of Canada (“RBC”), RBC Capital Markets1 (“RBCCM”), The Toronto-Dominion Bank, New York Branch (“TD Bank”) and TD Securities (USA) LLC (“TD Securities”, and together with Truist Bank, Truist Securities, Citizens, RBC, RBCCM, and TD Bank and any other Commitment Party that becomes a party hereto pursuant to Section 2 below, the “Commitment Parties,” “we” or “us”) that Digital LD MergerCo LLC (“Merger Sub”), formed at the direction of DigitalBridge Group, Inc. (“DBG”, DBG together with its affiliates and its and its affiliates’ investment entities, including funds, partnerships, co-investment vehicles and managed account arrangements established, operated, managed, advised or controlled directly or indirectly by the foregoing (other than portfolio operating companies), collectively, the “Sponsor”), intends to acquire 100% of the outstanding shares of a company previously identified to us and code-named “Vader” (the “Company”) from the equityholders of the Company, and to consummate the other transactions described in Exhibit A hereto. Capitalized terms used but not defined herein have the meanings assigned to them in the Exhibits attached hereto.

1.	Commitments.

In connection with the Transactions, (i) Truist Bank is pleased to advise you of its several, but not joint, commitment to provide 40% of the Revolving Credit Facility (ii) Citizens is pleased to advise you of its several, but not joint, commitment to provide 23% of the Revolving Credit Facility, (iii) RBC is pleased to advise you of its several, but not joint, commitment to provide 20% of the Revolving Credit Facility and (iv) TD Bank is pleased to advise you of its several, but not joint, commitment to provide 17% of the

[1]	RBC Capital Markets is the brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

Revolving Credit Facility (in such capacity, each an “Initial Lender” and collectively with any other financial institution that becomes an Initial Lender as set forth in Section 2 below, the “Initial Lenders”) upon the terms and subject only to the Funding Conditions (as defined below) set forth or referred to in this commitment letter (together with the Exhibits, this “Commitment Letter”).

2.	Titles and Roles.

It is agreed that (a) each of Truist Bank, Citizens, RBC and TD Bank will act as joint lead arrangers and as joint bookrunners (in such capacity, together with any additional lead arranger or additional bookrunner appointed pursuant to this section, the “Lead Arrangers”) for the Revolving Credit Facility and (b) Truist Bank will act as administrative agent (the “Administrative Agent”) for the Revolving Credit Facility. It is further agreed that Truist Bank will appear on the top left of the cover page of any marketing materials for the Revolving Credit Facility, and will hold the roles and responsibilities conventionally understood to be associated with such name placement. Except as set forth below, you agree that no other agents, co-agents, arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to and defined below) will be paid to any Lender (as defined below) by you or any of your affiliates in order to obtain its commitment to participate in the Revolving Credit Facility unless you and we shall so agree; provided that you may, on or prior to the date which is 20 business days after the date of your acceptance of this Commitment Letter (the “Signing Date”), appoint one or more additional lead arrangers and/or joint bookrunners (“Additional Arrangers”) for the Revolving Credit Facility, and award such lead arrangers and/or joint bookrunners, additional agent or co-agent, manager or co-manager titles or confer other titles in a manner and with economics set forth in the immediately succeeding proviso (it being understood that, to the extent you appoint any Additional Arrangers or any additional agents, co-agents, managers or co-managers or confer other titles in respect of the Revolving Credit Facility (the “Additional Agents” and, together with the Additional Arrangers and/or their respective affiliates providing a commitment hereunder, the “Additional Commitment Parties”), then, notwithstanding anything in Section 3 of this Commitment Letter to the contrary, the commitments of the Initial Lenders on the Signing Date in respect of the Revolving Credit Facility, in each case pursuant to and in accordance with this proviso, will be permanently reduced ratably by the amount of the commitments of each such appointed Additional Commitment Party in respect of the Revolving Credit Facility, with such reduction allocated in the manner described in clause (y) of the succeeding proviso, upon the execution by such Additional Commitment Party (and any relevant affiliate) of customary joinder documentation and, thereafter, each such Additional Commitment Party (and any relevant affiliate) shall constitute a “Commitment Party” and/or “Lead Arranger” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder); provided, further, that, in connection with the appointment of any Additional Commitment Party for the Revolving Credit Facility in accordance with the immediately preceding proviso, (x) the aggregate economics payable to all such Additional Commitment Parties (or any relevant affiliate thereof) in respect of the Revolving Credit Facility shall not exceed 10% of the total economics that would otherwise be payable to the Commitment Parties on the Signing Date in respect of the Revolving Credit Facility pursuant to the Fee Letter (exclusive of any fees payable to the Administrative Agent in its capacity as such), (y) each Additional Commitment Party (or its relevant affiliates) shall assume a proportion of the commitments with respect to each of the Revolving Credit Facility that is equal to the proportion of the economics allocated to such Additional Commitment Party and (z) no individual Additional Commitment Party (or any relevant affiliate thereof) shall receive greater economics in respect of the Revolving Credit Facility than that received by the Commitment Parties party hereto on the date hereof.

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3.	Syndication.

The Commitment Parties reserve the right, prior to or after the execution of the Financing Documentation (as defined below), to syndicate all or a portion of each Initial Lender’s commitments hereunder to a group of banks and financial institutions identified by the Commitment Parties and reasonably acceptable to you (with such consent not to be unreasonably withheld or delayed), including any relationship lenders designated by you in consultation with the Commitment Parties (together with the Initial Lenders, the “Lenders”); provided that, notwithstanding each Commitment Party’s right to syndicate the Revolving Credit Facility and receive commitments with respect thereto (but subject to Section 2 of this Commitment Letter), no Initial Lender may assign all or any portion of its commitments hereunder until after the Closing Date and, unless you agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until the Closing Date has occurred; provided, further, that, for the avoidance of doubt, such syndication by the Commitment Parties shall not relieve any Initial Lender of its obligations set forth herein (including its obligations to fund the Revolving Credit Facility on the Closing Date on the terms and conditions set forth in this Commitment Letter). Notwithstanding the foregoing, the Commitment Parties will not syndicate to (i) those banks, financial institutions, other institutional lenders and competitors of the Company that are separately identified in writing by you or the Sponsor to us from time to time (which list may be supplemented by you or the Borrower by means of a written notice to the Administrative Agent but which supplementation shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation in the Revolving Credit Facility) and (ii) any of their respective affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are affiliates of competitors of the Company that are either (A) identified in writing by you or the Sponsor from time to time (which list of affiliates may be supplemented by you or the Borrower after the Closing Date by means of a written notice to the Administrative Agent but which supplementation shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation in the Revolving Credit Facility) or (B) reasonably identifiable as such on the basis of such affiliate’s name (clauses (i) and (ii) above, collectively, “Disqualified Lenders”). Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that the Initial Lenders’ commitments hereunder are not subject to commencement or completion of syndication of the Revolving Credit Facility.

The Commitment Parties intend to commence syndication efforts promptly after your acceptance of this Commitment Letter and as part of their syndication efforts, it is the Commitment Parties’ intent to have Lenders commit to the Revolving Credit Facility prior to the Closing Date. You agree to use your commercially reasonable efforts to assist the Commitment Parties in completing a timely syndication that is reasonably satisfactory to them and you until the date that is the earlier of (x) 30 days after the Closing Date and (y) the later of the Closing Date and the date on which a “Successful Syndication” has occurred (defined as the Initial Lenders as of the date hereof holding loans and commitments of no more than (i) with respect to Truist Bank, $175 million of the Revolving Credit Facility, (ii) with respect to Citizens, $115 million of the Revolving Credit Facility, (iii) with respect to RBC, $100 million of the Revolving Credit Facility and (iv) with respect to TD Bank, $85 million of the Revolving Credit Facility) (such earlier date, the “Syndication Date”). Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement, the Company, (b) your facilitating direct contact between senior management, representatives and advisors of you (and your using commercially reasonable efforts to facilitate direct contact between senior management, representatives and advisors of the Sponsor and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement, the Company) and the proposed Lenders at times and locations mutually agreed upon and giving due regard to any then-applicable

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“social distancing” or similar guidelines as a result of the COVID-19 pandemic, (c) your assistance (and your using commercially reasonable efforts to cause the Sponsor and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement, the Company to assist) in the preparation of customary lender presentation (“Lender Presentation”) for the Revolving Credit Facility and other customary marketing materials to be used in connection with the syndication, (d) giving due regard to any then-applicable “social distancing” or similar guidelines as a result of the COVID-19 pandemic, the hosting, with the Commitment Parties, of no more than one meeting (or, if agreed to by the Lead Arrangers, one conference call in lieu thereof) with prospective Lenders at times and, if applicable, locations to be mutually agreed upon and (e) your using commercially reasonable efforts to provide a pro forma unaudited consolidated balance sheet and related pro forma unaudited consolidated statement of income of the Parent Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least forty-five (45) days (or ninety (90) days in case such four-fiscal quarter period is the end of the Parent Borrower’s fiscal year) prior to the Closing Date, prepared in good faith after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income). During the primary syndications of the Revolving Credit Facility on or prior to the Syndication Date, (i) you will ensure, and will use commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement, to cause the Company to ensure that there will not be any competing issues, offerings, arrangements or placements of debt securities or credit facilities of you, the Company or any of your or its subsidiaries (other than the Revolving Credit Facility) being offered, placed or arranged that would materially and adversely impair the primary syndication of the Revolving Credit Facility (it being understood that indebtedness of the Company and its subsidiaries incurred in the ordinary course of business, including short term debt for working capital, capital leases, purchase money debt, equipment financings and any indebtedness of the Company and its subsidiaries permitted under the Acquisition Agreement shall not be subject to this clause (i)) and (ii) you agree to use your commercially reasonable efforts to prepare and provide (and to use commercially reasonable efforts to cause the Sponsor and the Company (to the extent practical and appropriate and in all instances not in contradiction to the terms of the Acquisition Agreement) to provide) promptly to the Commitment Parties all available customary information with respect to you, the Company and each of your and its respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections relating to the Company and its subsidiaries (including financial estimates, forecasts and other forward-looking information) (such projections and other forward-looking information, the “Projections”), as the Commitment Parties may reasonably request. For the avoidance of doubt, you will not be required to provide any information to the extent the provision thereof would violate any applicable law, rule or regulation or any obligation of confidentiality binding you, the Company or your or their respective affiliates (provided that in the case of any confidentiality obligation, (x) you shall have used commercially reasonable efforts to obtain consent to provide such information and (y) such obligation was not entered into in contemplation of this provision; provided, further, that you shall notify us if any such information is being withheld as a result of any such obligation of confidentiality). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, (i) neither the completion of a Lender Presentation and other marketing materials, nor the compliance with any of the other provisions set forth in clauses (a) through (d) above or any other provision of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Revolving Credit Facility on the Closing Date or any time thereafter and (ii) neither the commencement nor the completion of the syndication of the Revolving Credit Facility shall constitute a condition precedent to the Closing Date.

The Commitment Parties will, in consultation with you, manage all aspects of any syndication, including decisions as to the selection of institutions (excluding Disqualified Lenders) to be approached (with your consent not to be unreasonably withheld or delayed and subject to your rights of appointment set forth under Section 2 of this Commitment Letter) and when they will be approached, when their commitments will be accepted, which institutions will participate (with your consent not to be unreasonably withheld or delayed, excluding Disqualified Lenders and subject to your rights of appointment set forth under Section 2 of this Commitment Letter), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

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4.	Information.

You hereby represent and warrant that (but the accuracy of which representation and warranty shall not be a condition to the commitments hereunder or the funding of the Revolving Credit Facility on the Closing Date, but with respect to the Company and its subsidiaries prior to the Closing Date, to your knowledge) (a) all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or general industry nature or from third-party sources, the “Information”) that have been or will be made available to the Commitment Parties by you or the Sponsor or any of your or its representatives, taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to the Commitment Parties by you, the Company, the Sponsor or any of your or their respective representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and furnished; it being understood that any such financial projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ significantly from the projected results and that such differences may be material. You agree that, if at any time prior to the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly (or prior to the Closing Date with respect to Information or Projections concerning the Company and its subsidiaries, you will use commercially reasonable efforts to) supplement the Information and the Projections so that (to your knowledge, with respect to the Company and its subsidiaries) such representations will be correct in all material respects under those circumstances. In arranging and syndicating the Revolving Credit Facility, the Lead Arrangers will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof. We will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of you, the Borrower, the Company or any other party or to advise or opine on any related solvency issues and do not assume responsibility for the accuracy or completeness of the Information or the Projections. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of the foregoing representations, any supplements thereto, or the accuracy of any such representations and warranties, whether or not cured, shall constitute a condition precedent to the availability of the commitments and obligations of the Initial Lenders hereunder or the funding of the Revolving Credit Facility on the Closing Date unless the inaccuracy of such representation results in a condition precedent hereunder otherwise not having been satisfied.

5.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and the Lead Arrangers’ agreement to perform the services described herein, you agree to pay the fees set forth in this Commitment Letter and in the Fee Letter dated the date hereof and delivered herewith with respect to the Revolving Credit Facility (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances (except as otherwise agreed in writing).

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6.	Conditions Precedent.

The commitments of the Initial Lenders hereunder and the Lead Arrangers’ agreement to perform the services described herein are subject only to (a) the execution and delivery by the Borrower (and Guarantors, as applicable) to the Administrative Agent of definitive documentation with respect to the Revolving Credit Facility (the “Financing Documentation”), which shall be consistent with the Exhibits and the Documentation Principles and shall be subject to the Limited Conditionality Provision (as defined below) and (b) (i) the conditions set forth in Exhibit B under the heading titled “Conditions to Closing and Initial Borrowing”, and (ii) the conditions set forth in Exhibit C (clauses (a) and (b) collectively, the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Financing Documentation) other than the Funding Conditions that are expressly stated to be conditions to the initial funding under the Revolving Credit Facility on the Closing Date (and upon satisfaction or waiver of such conditions by each of the Commitment Parties, the initial funding under the Revolving Credit Facility shall occur).

Notwithstanding anything to the contrary in this Commitment Letter (including each of the Exhibits attached hereto), the Fee Letter, the Financing Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Revolving Credit Facility on the Closing Date shall be (A) such of the representations and warranties made by or on behalf of the Company in Section 7.1(b)(i) of the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your applicable affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or such affiliates’) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof), as a result of a breach of such representations and warranties (the “Acquisition Agreement Representations”), and (B) the Specified Representations (as defined below) made by the Borrower and the Guarantors in the Financing Documentation and (ii) the terms of the Financing Documentation and the Closing Deliverables shall be in a form such that they do not impair the availability of the Revolving Credit Facility on the Closing Date if the conditions expressly set forth herein and in the Exhibits are satisfied (or waived by the Initial Lenders) (it being understood that, to the extent any Collateral (other than assets of the Borrower and domestic Guarantors with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code and the delivery of stock certificates of the Borrower and the Company and to the extent delivered to you by the Sellers prior to the Closing Date (after your use of commercially reasonable efforts to obtain such stock certificates) material wholly-owned domestic restricted subsidiaries of the Company) is not or cannot be provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so or without undue burden or expense, the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability of the Revolving Credit Facility on the Closing Date, but shall be required to be provided and/or perfected within 90 days after the Closing Date (subject to extensions as agreed by the Administrative Agent in its reasonable discretion). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors (after giving effect to the Acquisition) set forth in the Financing Documentation relating to corporate or other organizational existence of the Borrower and the Guarantors; organizational power and authority (as to the due execution, delivery and performance of the Financing Documentation) by the Borrower and the Guarantors; the due authorization, execution, delivery and performance by the Borrower and the Guarantors and enforceability against the Borrower and the Guarantors of the Financing Documentation; Federal Reserve margin regulations; the Investment Company Act; the creation, validity and perfection of security interests in the Collateral (subject to permitted liens and the limitations set forth in the preceding sentence); no conflicts of the Financing Documentation (limited to the execution, delivery and performance of the facilities documentation by the Borrower and the Guarantors, incurrence of the indebtedness thereunder and the granting of the guarantees and the security

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interests in respect thereof) with charter documents of the Borrower or any Guarantor; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (to be determined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex I attached to Exhibit C); and use of the proceeds of the Revolving Credit Facility not violating PATRIOT ACT, FCPA, OFAC and other anti-terrorism laws. This paragraph shall be referred to herein as the “Limited Conditionality Provision”.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of the Commitment Parties and each of their respective affiliates and controlling persons and the respective officers, directors, employees, successors, partners, agents, advisors, representatives and permitted assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject arising out of, resulting from or in connection with this Commitment Letter, the Fee Letter, the Transactions or the Revolving Credit Facility, or any claim, litigation, investigation or proceeding (any of the foregoing, an “Action”) relating to any of the foregoing and regardless of whether brought by you or any of your affiliates or any other person or against any person, including the Company, its security holders and its other affiliates, regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person within 30 days after receipt of a written request together with reasonably detailed backup documentation for any reasonable legal (limited to one counsel for all Indemnified Persons, taken as a whole, and, if reasonably necessary, a single local counsel to all Indemnified Persons, taken as a whole, in each relevant material jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional firm of counsel in each relevant material jurisdiction to the affected Indemnified Persons similarly situated taken as a whole) and other reasonable out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent resulting from the willful misconduct, bad faith or gross negligence of such Indemnified Person, (ii) to the extent arising from a material breach of the obligations of such Indemnified Person under this Commitment Letter, the Fee Letter or the Financing Documentation or (iii) to the extent arising from any dispute solely among Indemnified Persons other than claims against any Commitment Party in its capacity or in fulfilling its role as an Administrative Agent or arranger or any similar role under the Revolving Credit Facility and other than any claims arising out of any act or omission on the part of you or your affiliates, and (b) to reimburse each Commitment Party and each Indemnified Person from time to time, upon presentation of a summary statement, together with any supporting documentation reasonably requested by you, for all reasonable and documented out-of-pocket expenses (including but not limited to out-of-pocket expenses of the Commitment Parties’ due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties identified in the Exhibits, and, if necessary, of a single firm of local counsel to the Commitment Parties in each material appropriate jurisdiction), in each case incurred in connection with the Revolving Credit Facility and the preparation of this Commitment Letter, the Fee Letter, the Financing Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided, that you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from (in each case as finally determined by a court of competent jurisdiction in a final and non-appealable judgment) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its affiliates or controlling persons or any of the officers, directors, employees, partners, agents, advisors or representatives of any of the foregoing, and (ii) neither (x) any Indemnified Person, nor (y) you, the Sponsor, the other Investors (or any of your or their subsidiaries or affiliates) or the Company (or any of its subsidiaries or affiliates) shall

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be liable for any indirect, special, punitive or consequential damages (in the case of clause (y), other than in respect of any such damages required to be indemnified under this Section 7) in connection with this Commitment Letter, the Revolving Credit Facility, the Transactions (including the Revolving Credit Facility and the use of proceeds thereunder), or with respect to any activities related to the Revolving Credit Facility. No Indemnified Person seeking indemnification or reimbursement under this Commitment Letter will, without your prior written consent (not to be unreasonably withheld, delayed or conditioned), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Action referred to herein. Notwithstanding the immediately preceding sentence, if at any time an Indemnified Person shall have requested in accordance with this Commitment Letter that you reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Action, you shall be liable for any settlement of any Action effected without your written consent if (a) such settlement is entered into more than 30 days after receipt by you of such request for reimbursement and (b) you shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. You shall not, without the prior written consent of the affected Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Action against such Indemnified Person in respect of which indemnity has been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Action and (ii) does not include any statement as to any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling) to other companies in respect of which you, the Borrower, the Company, the Sponsor and your and their respective subsidiaries and affiliates may have conflicting interests. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies (except as contemplated below). You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether such Commitment Party has advised or is advising you on other matters, (b) each Commitment Party, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of such Commitment Party and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the Transactions and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and you have consulted with your own legal and financial advisors to the extent you have deemed appropriate and (d) you have been advised that each Commitment Party and its affiliates is engaged in a broad range of transactions that may involve interests that differ from your interests and that no Commitment Party has an obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship. In addition, the Commitment Parties may employ the services of their respective affiliates in providing certain services hereunder and may exchange

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with such affiliates information concerning you and the Company and other companies in the industry of the Company, and such affiliates shall be entitled to the benefits afforded to, and subject to the obligations of, the Commitment Parties hereunder. You acknowledge and agree that neither we nor our affiliates have provided you with legal, regulatory, tax or accounting advice and that you have obtained such independent advice from your own advisors.

You further acknowledge that each Commitment Party and its affiliates is a full service securities firm and/or banking institution engaged in lending, financial instruments and/or securities trading and brokerage activities as well as providing commercial and/or investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Borrower, the Sponsor or the Company and their respective subsidiaries and other companies with which you, the Borrower, the Sponsor or the Company or their respective subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Commitment Parties, their respective affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

You have retained RBC Capital Markets, LLC as a financial advisor (in such capacity, the “RBC Financial Advisor”) in connection with the Transactions. You agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement by you of the RBC Financial Advisor, and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. Each of the Commitment Parties hereto acknowledges (i) the retention of the RBC Financial Advisor and (ii) that such relationship does not create any fiduciary duties to such Commitment Party on the part of the RBC Financial Advisor or its affiliates.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter, the Fee Letter and the commitments hereunder shall not be assignable by any party hereto (except (i) by you on or prior to the Closing Date to the ultimate borrower under the Revolving Credit Facility or another newly-formed shell entity organized in the United States so long as any such entity is directly or indirectly controlled by the Sponsor and (ii) by us as expressly provided in this Commitment Letter to Additional Commitment Parties) without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons) and is not intended to create a fiduciary relationship among the parties hereto. Subject to the limitations set forth in Section 3, any and all services to be provided by the Commitment Parties hereunder may be performed by or through any of their respective affiliates or branches and the provisions of Section 7 shall apply with equal force and effect to any such entities so performing any such duties or activities. Except as set forth in Section 2, this Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or by “.pdf” or similar electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to this Commitment Letter, the Fee Letter or any document to be signed in connection with this Commitment Letter, the Fee Letter and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Commitment Parties, or

9

the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Commitment Parties are under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by such Commitment Party pursuant to procedures approved by it. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Commitment Letter. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Revolving Credit Facility may be transmitted through SyndTrak, Intralinks, the internet or e-mail, and, notwithstanding anything herein to the contrary, that the Commitment Parties shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner unless resulting from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment, of such Commitment Party or any of its affiliates or controlling persons or any of the officers, directors, employees, partners, agents, representatives, successors or assigns of any of the foregoing. This Commitment Letter, together with the Fee Letter, supersedes all prior understandings, whether written or oral, among us with respect to the Revolving Credit Facility and sets forth the entire understanding of the parties hereto with respect thereto. The obligations and commitments of each Commitment Party under this Commitment Letter shall be several and not joint. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE (WHETHER IN CONTRACT, TORT OR OTHERWISE) ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of Partnership Material Adverse Effect (as defined in the Acquisition Agreement) and whether there shall have occurred a Partnership Material Adverse Effect (as defined in the Acquisition Agreement), (b) whether the Acquisition has been consummated as contemplated by the Acquisition Agreement and (c) whether the representations and warranties made by the Company in the Acquisition Agreement are accurate and whether as a result of any inaccuracy thereof you have the right to terminate your obligations under the Acquisition Agreement, shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflict of laws.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including the good faith negotiation of the Financing Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being understood and agreed that the commitments provided hereunder by the Commitment Parties and the funding of the Revolving Credit Facility on the Closing Date are subject only to the Funding Conditions and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matters set forth therein.

10.	WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

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11.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of (i) any New York State court or Federal court of the United States of America sitting in City of New York, Borough of Manhattan, and any appellate court from any thereof, as to any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, and further agrees to not commence any such suit, action or proceeding other than in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any court in which such venue may be laid in accordance with clause (a) of this sentence, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses set forth above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter or this Commitment Letter, or their terms or substance shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Investors (or potential Investors) and to your and their respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors and on a confidential basis, (b) if the Commitment Parties consent to such proposed disclosure or (c) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or as requested by a governmental authority or regulatory authority with jurisdiction over you (in which case you agree to inform us promptly thereof to the extent permitted by law, rule or regulation to do so); provided that (i) you may disclose this Commitment Letter and the contents thereof (but not the Fee Letter and the contents thereof, except on a redacted basis in a manner reasonably acceptable to the Lead Arrangers as to the amount or percentages of any fees and other economic terms) to the Sellers and their officers, directors, employees, attorneys, accountants, agents and advisors, on a confidential basis, (ii) you may disclose the Fee Letter and the contents thereof as part of generic disclosure regarding fees and expenses in connection with any syndication of the Revolving Credit Facility, or to the Sellers and their officers, directors, employees, attorneys, accountants, agents and advisors to confirm the absence of additional conditions precedent to the funding of the Revolving Credit Facility (but in each case within this clause (ii), without disclosing any specific fees or other economic terms set forth therein), or on a redacted basis in a manner reasonably acceptable to the Commitment Parties or for customary accounting purposes, including accounting for deferred financing costs, (iii) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter and the contents thereof) in any syndication of the Revolving Credit Facility or in any proxy statement or other public release or filing in connection with the Transactions, (iv) following the Signing Date, you may disclose this Commitment Letter and the Fee Letter and the contents of each thereof (including the Exhibits) to any potential Additional Commitment Party to the extent in contemplation of appointing such person pursuant to the provisions of the proviso set forth in Section 2 of this Commitment Letter and to any such person’s affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants and other advisors, on a confidential and need-to know basis and (v) you may disclose this Commitment Letter and

11

the Fee Letter to the extent necessary in connection with the enforcement of your rights hereunder or thereunder.    Your obligations under this paragraph with regard to this Commitment Letter (but not the Fee Letter) shall terminate on the earlier of (x) the second anniversary of the date hereof or (y) one year following the termination of this Commitment Letter in accordance with its terms.

Each Commitment Party and its affiliates will use all confidential information provided to it or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent a Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party, to the extent permitted by law, agrees to inform you promptly thereof except in connection with any request as part of an audit or regulatory examination conducted by bank accountants or any regulatory or self-regulatory authority), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees to inform you promptly thereof prior to such disclosure to the extent practicable, unless such Commitment Party is prohibited by applicable law from so informing you, or except in connection with any request as part of an audit or regulatory examination conducted by bank accountants or any regulatory or self-regulatory authority), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates in violation of this Commitment Letter, (d) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, the Sellers, the Borrower or the Sponsor, (e) to the extent that such information is independently developed by such Commitment Party so long as not based on information obtained in a manner that would otherwise violate this provision, (f) to such Commitment Party’s affiliates and their employees, legal counsel, independent auditors and other experts or agents (collectively, the “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information (provided, that such Commitment Party shall be responsible for its affiliates and Representatives’ compliance with this paragraph), (g) to prospective Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) for purposes of establishing a “due diligence” defense or (i) with your consent; provided that (i) the disclosure of any such information to any Lenders or prospective Lenders or participants or assignees or prospective participants or assignees referred to above shall be made subject to the acknowledgement and acceptance by such Lender or prospective Lender or assignee or participant or prospective assignee or participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party, including, without limitation, as agreed in any marketing materials for the Revolving Credit Facility) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information and (ii) no disclosure shall be made by such Commitment Party to any Disqualified Lender. Each Commitment Party’s obligations under this paragraph shall terminate on the earlier of (x) the second anniversary of the date hereof or (y) one year following the termination of this Commitment Letter in accordance with its terms and shall otherwise automatically terminate and be superseded by the confidentiality provisions in the Financing Documentation relating to each of the Revolving Credit Facility upon the execution and delivery of the Financing Documentation therefor.

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13.	Surviving Provisions.

The indemnification, compensation (if applicable), confidentiality, syndication (if applicable), information, jurisdiction, venue, governing law, waiver of jury trial and fiduciary duty provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and the Lead Arrangers’ agreement to provide the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Revolving Credit Facility (if such Revolving Credit Facility have been funded) and your obligations under the second sentence of Section 4 (if such Revolving Credit Facility have been funded), shall, to the extent covered thereby, automatically terminate and be superseded by the Financing Documentation relating to the Revolving Credit Facility upon the initial funding under the Revolving Credit Facility, and you shall be released from all liability in connection therewith at such time. In addition, in the event that a lesser amount of indebtedness is required to fund the Transactions for any reason, you may reduce the Initial Lenders’ commitments with respect to the Revolving Credit Facility (on a pro rata basis amongst the Initial Lenders), subject to the immediately preceding sentence.

14.	PATRIOT ACT Notification.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each Commitment Party and each Lender is required to obtain, verify and record information that identifies the Borrower and Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and Guarantors that will allow such Commitment Party or such Lender to identify the Borrower and Guarantors in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to the Commitment Parties and each Lender. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Lead Arrangers executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on August 21, 2021. Each Commitment Party’s respective commitments hereunder and agreements contained herein will expire at such time in the event that the Lead Arrangers have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter at or prior to such time, we agree to hold our commitment to provide the Revolving Credit Facility and our other undertakings in connection therewith available for you until the earliest of (x) 11:59 p.m., New York City time, on the date that is five business days after the Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof) or (y) the Acquisition Agreement is validly terminated prior to consummation of the Acquisition.

[Remainder of this page intentionally left blank]

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The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

[signature pages follow]

Very truly yours,

TRUIST BANK

By:	/s/ Renata I. Levine
Name: Renata I. Levine
Title: Director

TRUIST SECURITIES, INC.

By:	/s/ Rich Cosgray
Name: Rich Cosgray
Title: Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

CITIZENS BANK, N.A. as an Initial Lender

By:	/s/ Kerri Colwell
Name: Kerri Colwell
Title: Senior Vice President

CITIZENS BANK, N.A. as a Lead Arranger

By:	/s/ Ryan Vermette
Name: Ryan Vermette
Title: Vice President

[SIGNATURE PAGE TO COMMITMENT LETTER]

ROYAL BANK OF CANADA

By:	/s/ Kevin Quan
Name: Kevin Quan
Title: Authorized Signatory

RBC CAPITAL MARKETS, LLC

By:	/s/ Charles D. Smith
Name: Charles D. Smith
Title: Managing Director
Head of Leveraged Finance

[SIGNATURE PAGE TO COMMITMENT LETTER]

THE TORONTO DOMINION BANK, NEW YORK BRANCH

By:	/s/ Jonathan Colquhoun
Name: Jonathan Colquhoun
Title: Managing Director

TD SECURITIES (USA) LLC

By:	/s/ Cecile Baker
Name: Cecile Baker
Title: Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and agreed to as of the date first above written:

LM DV Infrastructure, LLC

By	/s/ Steven Sonnenstein
Name: Steven Sonnenstein
Title: Chairman

[SIGNATURE PAGE TO COMMITMENT LETTER]

CONFIDENTIAL	EXHIBIT A

Project Vader

Senior Secured Revolving Credit Facility

Transaction Description2

It is intended that:

(a) Merger Sub or a new U.S. entity formed at the direction of the Sponsor will directly or indirectly acquire (the “Acquisition”) the Company pursuant to the Transaction Agreement, dated as of the date hereof (as amended, supplemented or modified and in effect from time to time, and including all schedules and exhibits thereto, the “Acquisition Agreement”), among Merger Sub, the Company, the Parent Borrower, Landmark Infrastructure Inc., a Delaware corporation, Landmark Infrastructure REIT LLC, a Delaware limited liability company, Landmark Infrastructure Partners LP, a Delaware limited partnership, Landmark Infrastructure Partners GP, LLC, a Delaware limited liability company, (collectively, the “Sellers”), Landmark Dividend LLC, a Delaware limited liability company and the other parties thereto;

(b) the Sponsor and other investors (including members of management of the Company) (collectively, the “Investors”) will directly or indirectly contribute to the Borrower an aggregate amount of cash and rollover equity in Holdings (or other direct or indirect parent company of the Borrower) (which, to the extent in respect of any equity of Holdings other than common stock, shall be on terms reasonably acceptable to the Lead Arrangers and which, to the extent in respect of any equity of the Borrower, shall be in the form of common stock) that represents not less than 30% of the sum of (i) the aggregate gross proceeds received from loans borrowed under the Revolving Credit Facility, (ii) the aggregate principal amount of any other indebtedness for borrowed money incurred to fund any portion of (or assumed in connection with) the Transactions (as defined below) and (iii) the amount of such cash contribution and the fair market value of the equity of management and existing shareholders of the Company rolled over or invested, in each case on the Closing Date (as defined below) (collectively, the “Equity Contribution”);

(c) the Borrower will obtain a $500 million senior secured revolving credit facility (the “Revolving Credit Facility”), having the terms set forth in the Summary of Principal Terms and Conditions attached hereto as Exhibit B; and

(d) that certain Third Amended and Restated Credit Agreement, dated as of November 15, 2018 (as amended from time to time prior to the date hereof, the “Target Credit Agreement”) among Landmark Infrastructure Asset Opco II LLC, Landmark Infrastructure Inc. and Landmark Infrastructure Operating Company LLC, as borrowers, Landmark Infrastructure Partners LP, Truist Bank, as administrative agent, the lenders from time to time party thereto and the other parties party thereto, (y) that certain Amended and Restated Credit Agreement dated as of December 22, 2016 (as amended from time to time prior to the date hereof, the “Regions Credit Agreement”) among Landmark Dividend LLC and Landmark Infrastructure Holding Company LLC, as borrowers, Regions Bank as Administrative Agent, the lenders from time to time party thereto and the other parties thereto and (z) the Secured Tenant Site Contract Revenue Notes (the “2017 Securitization Notes”) issued pursuant to that certain Indenture dated as of November 30, 2017 (as amended from time to time prior to the date hereof, the “2017 Securitization Indenture” and together with the 2017 Securitization Notes, the “2017 Securitization Documentation”) among LMRK Issuer Co. 2 LLC, LMRK Propco LLC and LD Tall Wall III LLC, as Obligors and Wilmington Trust, National Association, as Indenture Trustee will each be repaid or discharged or

[2]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit A is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

A-1

CONFIDENTIAL	EXHIBIT A

arrangements reasonably satisfactory to the respective administrative agents or indenture trustee, as applicable, for such repayment or discharge shall have been made (other than in respect of (i) contingent obligations not then due and payable and that by their terms survive the termination of the Target Credit Agreement, Regions Facility and/or 2017 Securitization Documentation and (ii) certain letters of credit outstanding under the Target Credit Agreement and Regions Facility, as applicable, that on the Closing Date will be grandfathered into, or backstopped by, the Revolving Credit Facility or cash collateralized by the Borrower in a manner reasonably satisfactory to the issuing bank thereof) and, with respect to each of the Target Credit Agreement and Regions Credit Agreement, all commitments thereunder will be terminated on or prior to the Closing Date.

The transactions described above, together with the transactions related thereto, are collectively referred to herein as the “Transactions,” and the transactions described in clause (d) above are collectively referred to herein as the “Refinancing”. This Exhibit A, the Summary of Principal Terms and Conditions attached hereto as Exhibit B and the Additional Conditions Precedent attached hereto as Exhibit C are collectively referred to herein as the “Exhibits”.

A-2

CONFIDENTIAL	EXHIBIT B

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS OF

$500,000,000 REVOLVING CREDIT FACILITY

Borrowers:	LM DV Infrastructure, LLC, a Delaware limited liability company (the “Parent Borrower”), LD DI HoldCo LLC, a Delaware limited liability company (the “Data Center Borrower”), LD Energy HoldCo LLC, a Delaware limited liability company (the “Energy Borrower”), LD Telecom HoldCo LLC, a Delaware limited liability company (the “Telecom Borrower”), LD Outdoor HoldCo LLC, a Delaware limited liability company (the “Billboard Borrower”) and LD Acquisition HoldCo LLC, a Delaware limited liability company (the “Other Borrower” and together with each of the foregoing, each a “Borrower” and collectively, the “Borrowers”).

The obligations of the Borrowers under the Revolving Credit Facility (as defined below) shall be joint and several.

Guarantors:	LM Infra Acquisition Company, LLC, the direct parent company of the Parent Borrower (“Holdings”), and except to the extent prohibited or restricted by applicable law, whether on the Closing Date (as defined below) or thereafter, or by contract existing on the Closing Date or, with respect to subsidiaries acquired after the Closing Date, by contract existing when such subsidiary was acquired and not entered into in contemplation of such acquisition (including any requirement to obtain the consent of any governmental authority or third party which has not been obtained after reasonable diligence) or resulting in material adverse tax consequences as reasonably determined by the Parent Borrower in consultation with the Administrative Agent, each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. subsidiary of the Borrowers (other than (i) any direct or indirect U.S. subsidiary of any Borrower that is a direct or indirect subsidiary of a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code (a “CFC”) or (ii) any direct or indirect U.S. subsidiary of any Borrower that has no material assets other than equity (or equity and indebtedness) in one or more (x) foreign subsidiaries that are CFCs or (y) other subsidiaries described in clause (ii)) (any subsidiary described in this clause (ii), a “FSHCO”), any unrestricted subsidiaries (including securitization subsidiaries and other special purpose entities), excluded subsidiaries, captive insurance companies, not-for-profit subsidiaries, special purpose entities, immaterial subsidiaries and any subsidiary where the Administrative Agent and the Parent Borrower agree the cost of obtaining a guarantee by such subsidiary would be excessive in light of the practical benefit to the Lenders afforded thereby) (collectively, the “Guarantors” and together with the Borrowers, the “Loan Parties”).

The Revolving Credit Facility (as defined below), together with all hedging obligations and bank product obligations of the Borrowers and their respective subsidiaries with the Lenders (as defined below) and their affiliates, shall be guaranteed by the Guarantors.

Confidential	B-1

Lead Arrangers and Bookrunners:	Truist Bank (“Truist Bank”), Truist Securities, Inc. (“Truist Securities”), Citizens Bank, N.A. (“Citizens”), Royal Bank of Canada (“RBC”), RBC Capital Markets (“RBCCM” ), The Toronto-Dominion Bank, New York Branch (“TD Bank”) and TD Securities (USA) LLC (“TD Securities”), (together with their respective affiliates, the “Lead Arrangers”).

Administrative Agent:	Truist Bank (the “Administrative Agent”).

Lenders:	A syndicate of banks and financial institutions (including Truist Bank, Citizens, RBC and TD Bank) arranged by the Lead Arrangers, which institutions shall be acceptable to the Borrowers and shall exclude any Disqualified Lender (together, the “Lenders”).

Revolving Credit Facility:	A $500,000,000 revolving credit facility (the “Revolving Credit Facility” or “Revolver”), including a $20,000,000 sublimit for the issuance of standby letters of credit (each a “Letter of Credit”) and a $20,000,000 sublimit for swingline loans (each a “Swingline Loan”). Up to the U.S. dollar equivalent amount of $125,000,000 of the Revolving Credit Facility (the “Foreign Currency Sublimit”) shall be made available to the Borrowers by all of the Lenders in any Foreign Currency (as defined below). Loans and extensions of credit will be made in U.S. dollars and in any Foreign Currency (subject to the Foreign Currency Sublimit). Letters of Credit will be issued by Truist Bank or another Lender requested by the Parent Borrower and reasonably acceptable to the Administrative Agent (the “Issuing Bank”) and Swingline Loans will be made available by Truist Bank (the “Swingline Lender”), and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan (it being understood that Letters of Credit may be issued in Foreign Currencies, subject to the Foreign Currency Sublimit, and that Swingline Loans may be not issued in Foreign Currencies). The term “Foreign Currencies” means Australian Dollars, English Pounds Sterling, Euro and Canadian Dollars; in each case so long as such currency is freely transferable and convertible into U.S. dollars.

Purpose:	Proceeds of the Revolver shall be used (i) on the date that the Revolving Credit Facility closes (the “Closing Date”) to pay off certain existing indebtedness and to finance all or a portion of the Transactions and fees and expenses related thereto and (ii) after the Closing Date, to fund future permitted acquisitions, to provide for working capital and capital expenditures, for permitted acquisitions, dispositions and distributions and for other general corporate purposes.

Maturity Date:	The Revolver shall terminate, and all amounts outstanding thereunder shall be due and payable in full, on the date five years after the Closing Date.

Pricing/Fees/Expenses: Optional Prepayments and Revolver Reductions:	As set forth in the Fee Letter and Addendum I attached hereto.

Confidential	B-2

Prepayments may be made, in whole or in part, without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The unutilized portion of the commitments under the Revolver may be irrevocably reduced or terminated by the Parent Borrower at any time without penalty.

Collateral: The Revolving Credit Facility, together with all hedging obligations and bank product obligations of the Borrowers and their respective subsidiaries with the Lenders and their affiliates, shall be cross-collateralized by a first priority security interest in and lien on substantially all real and personal property of the Borrowers and the Guarantors (including a pledge of 100% of the equity interests in the Parent Borrower and in Guarantors held by any Borrower or another Guarantor), including, without limitation, all accounts, inventory, equipment, general intangibles, goods, documents, contracts, trademarks, patents, copyrights, intercompany obligations, stock, securities and notes, but in no event shall include Excluded Assets.

“Excluded Assets” shall consist of (a) any real property interests (whether owned or leased); provided, however, that no Borrower shall create, incur, assume or permit to exist any lien directly on any such real property interests, subject to exceptions for (1) mortgage(s) granted by the fee owner(s) of the underlying real property, (2) with respect to easement or leasehold interests, mortgages, obligations, liens and other encumbrances created, incurred, assumed or permitted to exist and arising by, through or under a landlord, ground lessor or fee owner of such real property interests, (with or without consent of the Parent Borrower) and (3) other permitted liens and obligations to be reasonably agreed by the Parent Borrower and the Administrative Agent and that do not constitute or secure indebtedness for borrowed money; (b) motor vehicles, rail cars, vessels, airplanes and other assets subject to certificates of title, letter of credit rights (other than to the extent such rights can be perfected by filing a UCC-1) and commercial tort claims, (c) those assets over which the granting of security interests in such assets would be prohibited by contract (including permitted liens, leases and licenses), applicable law or regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code, other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibitions) or to the extent that such security interests would require obtaining the consent of any governmental authority or other third party or would result in adverse tax consequences as reasonably determined by the Parent Borrower, (d) those assets as to which the Administrative Agent and the Parent Borrower reasonably determine that the burden or cost of perfecting a security interest therein outweighs the benefit of the security afforded thereby, (e) all buildings and manufactured (mobile) homes, (f) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (in each case, except to the extent such prohibition is unenforceable after giving effect

Confidential	B-3

to the applicable anti-assignment provisions of the Uniform Commercial Code) other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, (g) any “intent-to-use” trademark applications or “Amendment to Allege Use” filings, (h) margin stock, (i) excluded capital stock which will include (A) voting equity interests in any non-U.S. subsidiary, FSHCO in excess of 65% of the outstanding voting equity interests in such subsidiary and (B) for the avoidance of doubt, the equity interests of any direct or indirect subsidiary of a non-U.S. subsidiary or FSHCO), (j) any assets of a non-U.S. subsidiary or FSHCO or of a direct or indirect subsidiary of a non-U.S. subsidiary or a FSHCO, (k) any assets or equity interests of a captive insurance company or not-for-profit entity or other special purpose entity, and (l) other exceptions to be mutually agreed or that are usual and customary for facilities of this type.

Incremental Facility:	The Parent Borrower shall have the right to increase the commitments or enter into a new tranche to the Revolver in an aggregate amount up to $250,000,000 (the “Incremental Facility”) at any time on or before the final maturity date thereof; provided that (i) any new lenders are approved by the Administrative Agent to the extent approval would be required for an assignment to such new lender (such approval not to be unreasonably withheld or delayed), (ii) no commitment of any Lender shall be increased without the consent of such Lender, (iii) subject to customary funds certain provisions agreed by the Lender providing any such incremental commitments, all Conditions to All Credit Extensions After the Closing Date set forth below would be satisfied, (iv) the Borrowers will be in pro forma compliance with the Incurrence Test (as defined below), (v) the final maturity date of the Incremental Facility shall be no earlier than the maturity date of the Revolver and (vi) the Incremental Facility shall otherwise contain terms (other than interest rate (including applicable margin), unused fees and upfront fees) substantially consistent with the Revolving Credit Facility. The Incremental Facility shall become part of the Revolving Credit Facility.

“Incurrence Test” shall mean pro forma compliance with the Maximum Total Net Leverage Ratio (as defined below) after giving effect to such action or credit extension and the application of the proceeds of such credit extension; provided that (a) if the Total Net Leverage Ratio set forth in the most recently delivered (i) compliance certificate delivered together with the financial statements for the most recently ended quarter or (ii) Pro Forma Compliance Certificate (as defined below) was less than 8.0x, then the Borrowers shall be permitted to obtain credit extensions up to $5 million in the aggregate during the then-current fiscal quarter without demonstrating compliance with the Incurrence Test, and (b) if the Total Net Leverage Ratio set forth in the most recently delivered (i) compliance certificate delivered together with the financial statements for the most recently ended quarter or (ii) Pro Forma Compliance Certificate was less than or equal to 7.50x, then a Borrower shall be permitted to obtain credit extensions up to $10 million in the aggregate during the then-current fiscal quarter without demonstrating compliance with the Incurrence Test; provided, that in the cases of both clauses (a) and (b) above, the Borrowers

Confidential	B-4

shall represent at the time of any such credit extension that no Borrower nor any restricted subsidiary of any Borrower has disposed of any assets (including by conveyance to an unrestricted subsidiary) since the end of the most recent fiscal quarter for which financial statements and a compliance certificate have been delivered or since the date of the most recently delivered Pro Forma Compliance Certificate, as the case may be, and if the Borrowers cannot make such representation, this condition to such credit extension shall be satisfied only if the Parent Borrower demonstrates pro forma compliance with the Incurrence Test by delivery of an additional compliance certificate (each a “Pro Forma Compliance Certificate”); and provided, further, that at such time as Adjusted EBITDA (as defined below) as of the most recent fiscal quarter for which financial statements have been delivered equals or exceeds $25 million, then (i) the credit extensions limitations set forth in clause (a) above shall be increased to $10 million and (ii) the credit extensions limitations set forth in clause (b) above shall be increased to $20 million.

Conditions to Closing and Initial Borrowing:	Subject to the Limited Conditionality Provision and the Documentation Principles in all respects, the closing of the Revolving Credit Facility and the availability of the initial borrowing thereunder shall be subject solely to the satisfaction (or waiver) of each of the conditions set forth in Exhibit C to the Commitment Letter and clause (a) below under “Conditions to All Credit Extensions After the Closing Date”.

Conditions to All Credit Extensions After the Closing Date:	Each credit extension under the Revolving Credit Facility after the Closing Date will be subject to the following conditions: (a) delivery of a customary borrowing notice, (b) accuracy of all representations and warranties in all material respects (except to the extent that any such representations and warranties are qualified as to “materiality”, “Material Adverse Effect” or similar language, in which case such representations and warranties shall be true and correct in all respects), (c) the absence of any default or event of default and (d) the pro forma compliance with the Maximum Total Net Leverage Ratio (subject to the first and third provisos in the definition of “Incurrence Test”).

Representations and Warranties:	Consistent with the Documentation Principles and limited to the following (which shall be subject to customary materiality, thresholds and exceptions to be agreed in the Financing Documentation): due organization, good standing, power and authority; due authorization, execution, delivery and enforceability; governmental and third party consents and approvals; no violation of law, regulation, judgments, organizational documents or agreements, and no creation of liens; accuracy of financial statements and no material adverse change (since the Closing Date); no litigation; environmental matters; compliance with laws and material agreements; not an investment company or subject to regulation restricting the transactions; tax matters; margin regulations; use

Confidential	B-5

of proceeds; ERISA; ownership of assets; insurance; intellectual property; accuracy of disclosure; absence of labor disputes; identification of subsidiaries; solvency of the Loan Parties on a consolidated basis as of the Closing Date; deposit accounts; collateral matters; material agreements; Anti-Corruption Laws and Sanctions; PATRIOT Act; and beneficial ownership certification. For purposes hereof, “Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to any Borrower and their respective subsidiaries from time to time concerning or relating to bribery or corruption and “Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. State Department, (b) the United Nations Security Council, (c) the European Union or (d) Her Majesty’s Treasury of the United Kingdom.

Covenants:	Consistent with the Documentation Principles and limited to the following (which shall be subject to customary baskets, thresholds and exceptions to be agreed in the Financing Documentation):

(a) Reporting Covenants—Delivery of annual audited financial statements (not qualified as to going concern or scope of audit (other than resulting from (w) the activities, operations, financial results, assets or liabilities of any unrestricted subsidiary (but which may contain an explanatory note or emphasis of matter paragraph), (x) the impending maturity of the Revolving Credit Facility being less than one year after the date of the opinion, (y) any prospective or actual breach of any financial covenant under the Revolving Credit Facility)), budgets and forecasts; quarterly unaudited financial statements; quarterly reports regarding assets of the Borrowers; quarterly compliance certificates; and customary notifications consistent with the Documentation Principles, including, without limitation, notice of any default and notice of certain matters that results in, or could reasonably be expected to result in, a material adverse effect.

(b) Affirmative Covenants—maintenance of existence, property, insurance and material intellectual property; compliance with laws; payment of taxes and other obligations; books and records; inspection rights; use of proceeds, including no violation of Sanctions; margin regulations; casualty and condemnation; deposit accounts and other cash management matters; additional guarantors and collateral; designation and conversion of restricted and unrestricted subsidiaries; and further assurances.

(c) Negative Covenants—Restrictions on indebtedness (provided that intercompany loans among the Loan Parties or between the Loan Parties and any of their restricted subsidiaries shall be expressly permitted); liens; mergers, consolidations and acquisitions (provided that Permitted Additions (as defined below) shall be permitted); disposition of assets (including shares of any restricted subsidiary’s equity interests) (provided that Permitted Dispositions (as defined below) shall be permitted); dividends, redemptions and other payments on junior capital, management

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fees or junior debt (provided that Permitted Distributions (as described below) shall be permitted); engaging in business other than current business, those reasonably related or synergistic thereto and reasonable extensions thereof; investments; affiliate transactions (provided that affiliate transactions customary for transactions of this type shall be permitted); restrictive agreements; guarantees of indebtedness of unrestricted subsidiaries; sale/leaseback transactions; speculative hedging; amendments to agreements governing material junior indebtedness and organizational documents, in each case, that would have a material and adverse effect on the lenders, the Administrative Agent and the Issuing Banks; governmental regulation; and change in fiscal year or accounting practices; provided that (i) one or more unsecured notes offerings and (ii) one or more securitization facilities shall be permitted as long as (A) the Borrowers are in pro forma compliance with the Incurrence Test and (B) other conditions consistent with the Documentation Principles.

(i) Permitted Additions: The Borrowers will be permitted to acquire assets via drop-downs from any of Landmark Dividend Growth Fund-K LLC, Landmark Dividend Growth Fund-L LLC, Landmark Dividend Growth Fund-M LLC and Landmark Dividend Growth Fund-N LLC, (collectively, the “Permitted Funds”) and via other acquisitions; provided (A) no default or event of default exists or would result therefrom and (B) the Borrowers are in pro forma compliance with the Incurrence Test (any acquisition meeting the conditions set forth above, a “Permitted Addition”).

(ii) Permitted Distributions: Dividends, distributions, redemptions and other payments on junior capital, management fees or junior debt (each, a “Restricted Payment” and collectively, the “Restricted Payments”) by the Borrowers and their subsidiaries shall not be restricted so long as a default or event of default would not be continuing or would result after giving effect to the relevant Restricted Payment; provided, that so long as no payment or bankruptcy event of default has occurred and is continuing, the Parent Borrower shall be permitted to make cash dividends or distributions in an amount required to make sufficient distributions to avoid the imposition of any entity-level tax and/or maintain REIT status of any direct or indirect parent of the Parent Borrower that is a REIT (distributions permitted by this clause (ii), collectively, “Permitted Distributions”).

(iii) Permitted Dispositions: Any Borrower will be permitted to (A) make dispositions of assets and (B) transfer assets to any subsidiary (1) formed for the purpose of consummating a securitization transaction or (2) that the Parent Borrower has designated in writing to the Administrative Agent to be an unrestricted subsidiary (in each case to the extent that the transaction is a permitted investment under the Revolving Credit Facility); provided, that in each case of clauses (A) and (B), (x) the Borrowers are in pro forma compliance with the Incurrence Test and (y) no default or event of default exists or would result therefrom (any disposition meeting the conditions set forth above, a “Permitted Disposition”).

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(d) Financial Covenants—Maintenance of the following financial covenants, tested quarterly (commencing with the first full fiscal quarter following the Closing Date):

•  Maximum total net leverage ratio (subject to a cash netting cap of $20 million) of 8.50x (total debt/last quarter annualized Adjusted EBITDA) (as defined below) (the “Total Net Leverage Ratio”) (the “Maximum Total Net Leverage Ratio”); provided that during any Specified Exception Period (as defined below), the Maximum Total Net Leverage Ratio shall be 9.50x. The Parent Borrower may, in connection with a permitted acquisition or disposition of assets, elect in its sole discretion to take a specified exception to the Maximum Total Net Leverage Ratio (a “Specified Exception”), to be effective commencing on the date of consummation of the relevant permitted acquisition or disposition, and terminating on the earliest of (i) the last day of the fourth full fiscal quarter occurring after such consummation, (ii) the date that is 365 days after such consummation and (iii) the date on which the Parent Borrower deliver written notice to terminate such Specified Exception; provided that the Parent Borrower may rescind such notice pursuant to this clause (iii) if prior to the dates set forth in clause (i) and (ii) above (such effective period, the “Specified Exception Period”); provided that no more than two Specified Exceptions may be made during the term of the Revolving Credit Facility.

• Minimum interest coverage maintenance ratio of 2.0x (last quarter EBITDA/last quarter cash interest expense) (the “Minimum Interest Coverage Ratio”).

•  The Maximum Total Net Leverage Ratio and the Minimum Interest Coverage Ratio (collectively, the “Financial Covenants”) and any other calculation of the Total Net Leverage Ratio will be calculated excluding debt, interest expense and EBITDA of unrestricted subsidiaries (except for EBITDA to the extent of cash distributions actually received by a Borrower or a restricted subsidiary from an unrestricted subsidiary).

•  Pro forma treatment. Calculation of the Total Net Leverage Ratio shall be calculated with respect to any asset acquisition or asset disposition (including by conveyance to an unrestricted subsidiary) by giving effect to any such asset acquisition or asset disposition on the first day of the quarter that is either being annualized or was most recently annualized in calculating such ratio.

• EBITDA: “EBITDA” shall mean, for any period, consolidated net income for such period, adjusted by (x) adding thereto consolidated interest expense, plus consolidated income tax

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expense, plus all amounts attributable to depreciation and amortization, whether or not included as such in the financial statements, plus impairment charges, plus losses on disposal of assets, plus extraordinary, unusual and non-recurring charges, plus non-cash charges or losses; provided that they will be treated as cash charges or losses in any subsequent testing period during which the disbursements attributable thereto are made, plus one-time expenses associated with the Revolving Credit Facility, plus fees and expenses incurred in connection with any proposed or actual issuance of any indebtedness or equity interests, or any proposed or actual acquisitions, investments, asset sales or divestitures permitted under the Revolving Credit Facility, plus charges incurred in respect of restructurings or other similar actions, plus any losses attributable to cash payments relating to early extinguishment of indebtedness or obligations under any hedging agreement, plus unrealized losses attributable to the application of “mark-to-market” accounting, plus general and administrative expenses reimbursed by the Sponsor up to the amount actually deducted in determining net income, plus foreign currency losses, plus stock based compensation and (y) subtracting therefrom any extraordinary and non-recurring gains, plus interest income (but excluding from interest income any interest income attributable to investments in long-term receivables); plus any non-cash amounts included in revenue, provided that they will be treated as cash income in any subsequent testing period during with the cash is received, plus gains on disposal of assets, plus any gains attributable to early extinguishment of indebtedness or obligations under any hedging agreement, plus unrealized gains attributable to the application of “mark-to-market” accounting, plus any amount over 40% of revenue attributable to cash revenues from non-domestic assets (except that no more than 15% of such revenue may be attributable to cash revenues from countries other than Australia, the European Union (including the United Kingdom) and Canada), plus any amount over 15% of revenue attributable to cash revenues from properties subject to mortgage(s) granted by the fee owner(s) of the underlying real property and for which non-disturbance or similar agreements have not been obtained, plus foreign currency gains, plus any amounts over 10% of revenue attributable to distributions from unrestricted subsidiaries; provided that in calculating EBITDA for Financial Covenant compliance at any time, the last quarter’s annualized billboard cash revenues cannot comprise more than 50% of the last quarter’s annualized total cash revenues. For purposes of calculating the Total Net Leverage Ratio, in the event an applicable asset acquisition or applicable asset disposition (as described in Pro forma treatment above) occurs during or after the applicable quarter being annualized, such asset acquisition or asset disposition shall be given pro forma effect.

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•  Adjusted EBITDA: “Adjusted EBITDA” shall mean, for any period, EBITDA for such period plus the pro forma EBITDA impact of acquisitions or investments made during such period as if they were completed on the first day of such period, minus the pro forma EBITDA impact of asset sales or divestitures made during such period as if they were completed on the first day of such period.

For purposes of determining compliance with the Financial Covenants and the other provisions of the Financing Documentation affected by such compliance, the cash proceeds of any equity issuance received by the Parent Borrower or any cash equity contribution received by the Parent Borrower during the relevant fiscal quarter or after the end of such fiscal quarter and on or prior to the day that is 10 business days after the day on which the compliance certificate for such fiscal quarter is required to be delivered (the “Cure Expiration Date”), at the request of the Parent Borrower, shall be included in the calculation of EBITDA solely for the purposes of determining compliance with the Financial Covenants at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity issuance or contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (a)(i) in each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made and (ii) no more than five Specified Equity Contributions may be made during the term of the Revolving Credit Facility (the “Specified Equity Contribution Cap”), (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Parent Borrower to be in pro forma compliance with the Financial Covenants, (c) all Specified Equity Contributions shall be disregarded for purposes of determining any financial ratio-based conditions, pricing or any baskets with respect to the covenants contained in the Financing Documentation, and (d) there shall be no pro forma or other reduction in indebtedness (including by way of netting of cash) with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenants for the fiscal quarter in which such Specified Equity Contribution is made.

Events of Default:	Consistent with the Documentation Principles and limited to the following (which shall be subject to customary thresholds, cure periods and exceptions to be agreed in the Financing Documentation): payment default; breach of representations in any material respect; breach of covenants; cross-default to material indebtedness; bankruptcy; inability to pay debts; ERISA; material monetary judgments; change in control; termination or invalidity of guaranty, collateral or security documents.

Unrestricted Subsidiaries:	The Financing Documentation will contain provisions consistent with the Documentation Principles pursuant to which, subject to limitations on

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investments, loans, advances to, and other investments in, unrestricted subsidiaries, the Parent Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary (including certain subsidiaries to be mutually agreed as of the Closing Date). Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or event of default provisions of the Financing Documentation (other than those representations and warranties relating to anti-corruption laws and sanctions, the PATRIOT Act which are consistent with the Documentation Principles).

Participations and Assignments:	Assignments of the Revolving Credit Facility will be permitted (provided that no assignments shall be permitted to (a) any Borrower or any affiliate or subsidiary of any Borrower or (b) any natural person) with the written approval of the Parent Borrower and Digital Bridge Group, Inc., and the Administrative Agent (with each such approval not to be unreasonably withheld or delayed, and with such approval of the Parent Borrower and Digital Bridge Group, Inc. deemed granted if it fails to approve or disapprove of any such assignment within 10 business days of receipt of notice thereof and in any event not required if (i) a payment or bankruptcy event of default has occurred and is continuing at the time of such assignment or (ii) such assignment is to a Lender or an affiliate of such Lender of similar creditworthiness of such Lender (other than a defaulting Lender)) in minimum amounts of $5,000,000, and minimum increments of $1,000,000 in excess thereof; provided, however, that the minimum increment requirement shall not apply if a Lender is assigning its entire commitment. An administrative fee of $3,500 shall be due and payable by such assigning Lender to the Administrative Agent upon the occurrence of any assignment. A Lender may sell participations (but not to (a) any Borrower or any affiliate or subsidiary of any Borrower or (b) a natural person) without consent; provided that (i) such Lender’s obligations under the Revolving Credit Facility shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties to the Revolving Credit Facility for performance of such obligations and (iii) the Parent Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Revolving Credit Facility.

Waivers and Amendments:	Amendments and waivers will require approval of Lenders holding more than 50% of the loans and commitments under the Revolving Credit Facility (and at least two Lenders if any one Lender holds more than 50% of the loans and commitments) (the “Required Lenders”), except that the consent of all Lenders or all affected Lenders, in addition to the consent of the Required Lenders and the Swingline Lender or any Issuing Bank, as applicable, shall be required to (i) extend or increase any commitment (subject to the terms in the Incremental Facility section), or extend the date scheduled for payment of any principal (excluding any mandatory

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prepayment), interest or fees, (ii) reduce the principal amount of any loan or letter of credit disbursement, the rate of interest thereunder or fees payable in respect thereof, other than in respect of a waiver of any mandatory prepayment or application of the default rate, (iii) release all or substantially all parties from guaranty obligations, (iv) release all or substantially all collateral, (v) reduce the percentage required for “Required Lenders”, (vi) modifications to the pro rata sharing and payment provisions and provisions relating to the subordination of the Revolving Credit Facility or the liens securing the Revolving Credit Facility except as permitted under the Revolving Credit Facility and (vii) change any provisions of the definition of “Agreed Currencies”.

Defaulting Lenders:	Defaulting Lenders will not be entitled to commitment fees, will be excluded for purposes of determining “Required Lenders” and will be subject to removal at par. Amounts owed to defaulting Lenders will be subject to setoff for amounts not funded, and the Swingline Lender and the Issuing Bank will be relieved of any obligation to fund swingline loans or to issue new letters of credit unless and until satisfactory arrangements have been made to eliminate the risk to the Swingline Lender or the Issuing Bank, as appropriate, with respect to the participation in swingline loans or letters of credit, as appropriate, of the defaulting Lender, including by cash collateralizing such defaulting Lender’s pro rata share of the swingline loan and letter of credit exposure or by reallocating commitments of non-defaulting Lenders.

Bail-In:	The Financing Documentation shall contain customary EU and UK “bail-in” provisions.

Indemnification:	The Borrowers will jointly and severally indemnify and hold harmless the Administrative Agent, the Lead Arrangers, the Issuing Bank, the Swingline Lender, each Lender and their respective affiliates and controlling persons and the respective managers, administrators, trustees, officers, directors, employees, partners, agents, advisors and representatives from and against all losses, claims, damages, liabilities and out-of-pocket expenses, joint or several, arising out of or relating to the Revolving Credit Facility, the transactions in connection therewith, any claims asserted against an indemnitee arising from any presence or release of hazardous materials or environmental liability from any property owned or operated by any Borrower or any of their Subsidiaries, or the Borrowers’ use of loan proceeds or the commitments, including, without limitation, reasonable attorney’s fees limited to one primary outside counsel and one local counsel in each relevant material jurisdiction not covered by the primary outside counsel, as reasonably necessary, for the Administrative Agent, expenses and settlement costs, except to the extent they arise from the gross negligence, bad faith, willful misconduct or material breach of, of the Financing Documentation by, the relevant indemnified person or any of its affiliates controlling persons and the respective managers, administrators, trustees, officers, directors, employees, partners, agents, advisors and representatives, as determined by a final, non-appealable judgment of a court of competent jurisdiction or any dispute solely among the indemnified persons not arising as a result

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of any act or omission by any Loan Party or its affiliates, and other than claims against a Lender in its capacity as a Lead Arranger, the Administrative Agent, an Issuing Bank, or, in each case, any similar role; provided, that the neither the indemnitees nor the Borrowers shall be liable for any indirect, special, punitive or consequential damages (other than, with respect to the Borrowers, in respect of any such damages incurred or paid by an indemnified person to a third party and required to be indemnified pursuant to the indemnification provisions). This indemnification shall survive and continue for the benefit of all such persons and entities.

Governing Law:	State of New York.

Counsel to the Administrative Agent:	Sidley Austin LLP.

Documentation Principles:	The Financing Documentation shall be based on and at least as favorable to the Borrowers as the terms of that certain Third Amended and Restated Credit Agreement (as amended to date, the “Agreed Precedent”), dated as of November 15, 2018, among the Landmark Infrastructure Asset OpCo II LLC, Landmark Infrastructure Inc., Landmark Infrastructure Operating Company LLC, Landmark Infrastructure Partners LP, the lenders party thereto and SunTrust Bank, as administrative agent thereunder, it being understood that such Agreed Precedent (i) shall be modified to include the terms and conditions set forth in this Summary of Principal Terms and Conditions and, to the extent any terms are not set forth in this Summary of Principal Terms and Conditions, the Financing Documentation, (ii) shall contain administrative agency and operational related provisions customary for the Administrative Agent and the Issuing Bank and (iii) shall contain such modifications as the Parent Borrower and the Lead Arrangers shall mutually agree.

ERISA Fiduciary Status	The Financing Documentation shall contain Lender representations as to fiduciary status under ERISA consistent with the Agreed Precedent.

Delaware Divisions	The Financing Documentation shall contain customary provisions related to divisions and plans of division under Delaware law consistent with the Agreed Precedent.

QFC Stay Regulation	The Financing Documentation shall contain customary provisions related to Qualified Financial Contracts consistent with the Agreed Precedent.

Benchmark Replacement	To be consistent with the “hardwired” approach recommended by the Alternative Reference Rates Committee.

Miscellaneous:	Each party shall waive its right to a trial by jury and submit to exclusive jurisdiction in New York. The Financing Documentation will contain customary yank-a-bank, increased cost, withholding tax, capital adequacy and yield protection provisions and, for purposes of such provisions, will treat Basel III and Dodd Frank as changes in law in a manner similar to that proposed by the LSTA and consistent with the Agreed Precedent.

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ADDENDUM I

PRICING, FEES AND EXPENSES

Capitalized terms not otherwise defined herein have the meaning set forth in the Summary of Principal Terms and Conditions to which this Addendum is attached.

Interest Rates:	The interest rates per annum applicable to the Revolving Credit Facility (other than with respect to Swingline Loans) will be, at the option of the Parent Borrower, (i) LIBOR plus the Applicable Margin (as defined below) or (ii) the Base Rate plus the Applicable Margin.

“LIBOR” means, for any interest period of 1, 3 or 6 months, or if available to all Lenders, 12 months, the rate per annum appearing on Reuters Screen LIBOR01 Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two business days prior to the first day of such interest period for a term comparable thereto; provided that if LIBOR shall be less than zero, such rate shall be deemed zero for purposes of the Revolving Credit Facility. If for any reason such rate is not available, LIBOR shall be, for any such interest period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the LIBOR Loan comprising part of such borrowing would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at or about 10:00 a.m. (New York City, New York time) two business days prior to the first day of such Interest Period for a term comparable to such Interest Period. LIBOR shall be adjusted for applicable reserve requirements.

“Base Rate” means the higher of (i) the rate of interest last quoted by The Wall Street Journal in the U.S. as the prime rate in effect, (ii) the Federal Funds rate, as in effect from time to time, plus one-half of one percent (1⁄2%) per annum (any changes in such rates to be effective as of the date of any change in such rate) or (iii) LIBOR determined on a daily basis for a period of one month plus 100 basis points.

“Applicable Margin” means, for LIBOR Loans, the applicable “LIBOR Margin” specified in the pricing grid set forth in Schedule 1, and for Base Rate Loans, the applicable “ABR Margin” specified in the pricing grid set forth in Schedule 1.

Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolver.

Interest for LIBOR loans shall be payable at the end of the selected interest period but no less frequently than quarterly. Interest for Base Rate loans and Swingline Loans shall be payable quarterly in arrears.

Default Interest:	Automatically upon the occurrence and during the continuance of a payment, bankruptcy or insolvency event of default, the otherwise Applicable Margin and Letter of Credit Fees shall be increased by 2% per

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annum; upon the occurrence and during the continuance of any other event of default, upon the election of the Required Lenders, the then otherwise Applicable Margin and Letter of Credit Fees shall be increased by 2% per annum; provided, that, for any LIBOR advances, at the end of the applicable Interest Period, interest shall accrue at the Base Rate plus the Applicable Margin plus 2% per annum. Default interest shall be payable on demand.

Commitment Fee:	A commitment fee shall be payable by the Borrowers quarterly in arrears on the average daily unused portion of the Revolver, in an amount equal to the applicable commitment fee as shown on the pricing grid set forth in Schedule 1. Outstanding letters of credit under the Revolver will be deemed usage of the Revolver, but Swingline Loans shall not be deemed usage of the Revolver.

Letter of Credit Fee:	Letter of credit fees shall be payable quarterly in arrears at a rate equal to the Applicable Margin for LIBOR loans under the Revolver on the average outstanding Letters of Credit, ratably to the Lenders in accordance with their participation in the respective letters of credit. In addition, a facing fee of 0.125% per annum and other customary administrative charges shall be paid to the Issuing Bank for its own account. In each case, fees shall be calculated on the aggregate stated amount of the Letters of Credit for the duration thereof.

Calculation of Interest and Fees:	Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the prime rate).

Cost and Yield Protection:	The Financing Documentation will include customary tax gross-up, cost and yield protection provisions consistent with the Agreed Precedent (including with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III). For the avoidance of doubt, there will be no gross-up or indemnification for any taxes imposed under FATCA.

Expenses:	The Borrowers will pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Lead Arrangers associated with the preparation, due diligence, administration, syndication and closing of the Financing Documentation, including, without limitation, the reasonable and documented out-of-pocket fees and expenses of one primary outside counsel and one local counsel in each applicable jurisdiction not covered by the primary outside counsel, as necessary, to the Administrative Agent and the Lead Arrangers; provided, that the Borrowers shall not be required to reimburse any of such fees or expenses in the event the Closing Date does not occur. The Borrowers will also pay the reasonable and documented out-of-pocket expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the Financing Documentation, limited to one

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primary outside counsel and one local counsel in each applicable jurisdiction not covered by the primary outside counsel, as necessary, for all such parties collectively, and if deemed reasonably necessary by the Administrative Agent, additional conflicts counsel.

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CONFIDENTIAL	EXHIBIT B

Schedule 1

Pricing grid

(in basis points)

Category	Total Net Leverage Ratio	Commitment Fee	LIBOR Margin	ABR Margin
Category 1	< 6.0 to 1.0	25	225	125
Category 2	≥ 6.0 to 1.0	25	250	150

Upon the taking of any Specified Exception, the LIBOR Margin or ABR Margin shall increase by 50 basis points and shall remain at such increased rate through the applicable Specified Exception Period.

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CONFIDENTIAL	EXHIBIT C

Project Vader

Senior Secured Revolving Credit Facility

Additional Conditions Precedent3

Except as otherwise set forth below, the initial borrowings and the availability of the Revolving Credit Facility on the Closing Date shall be subject to the following additional conditions precedent, which shall be subject to the Limited Conditionality Provision and the Documentation Principles in all respects:

1. The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the initial availability of the commitments under the Revolving Credit Facility, in all material respects on terms described in the Acquisition Agreement, after giving effect to any amendment, waiver, consent or other modification thereof after the Signing Date other than any amendment, waiver, consent or other modification that is materially adverse to the interests of the Commitment Parties or the Initial Lenders (in their capacities as such), taken as a whole, unless it is consented to by the Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that any change to the definition of “Partnership Material Adverse Effect” contained in the Acquisition Agreement shall be deemed to be materially adverse to the Initial Lenders); provided that (a) any amendment, waiver or consent which results in a reduction in the purchase price for the Acquisition shall not be deemed to be materially adverse to the Lenders to the extent such reduction in purchase price is applied (i) first, to reduce the Equity Contribution on a dollar-for-dollar basis until the amount of the Equity Contribution is equal to the minimum level set forth in Exhibit A and (ii) second, (x) 70% to reduce the amounts to be drawn under the Revolving Credit Facility for purposes of financing the Acquisition on the Closing Date (but for the avoidance of any doubt, not to reduce the commitments in respect of the Revolving Credit Facility) and (ii) 30% to reduce the amount of the Equity Contribution, (b) any increase in purchase price for the Acquisition shall not be deemed to be materially adverse to the Lenders to the extent funded solely with an increase in the Equity Contribution and (c) the Commitment Parties shall be deemed to have consented to any such amendment, waiver, consent or other modification unless they shall object in writing (including via e-mail) thereto within five business days of receipt of written notice of such amendment, waiver, consent or other modification).

2. Since the date of the Acquisition Agreement, there shall not have occurred a Partnership Material Adverse Effect (as defined in the Acquisition Agreement on the date hereof).

3. The Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects on the Closing Date.

4. The Equity Contribution shall have been consummated, or on the Closing Date substantially concurrently with the availability of the commitments under the Revolving Credit Facility, shall be consummated, in at least the amount set forth in paragraph (b) of Exhibit A (as such amount may be modified pursuant to condition paragraph 1 above). The Refinancing shall have been consummated or, substantially concurrently with the availability of the commitments under the Revolving Credit Facility, shall be consummated.

[3]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit C is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

C-1

CONFIDENTIAL	EXHIBIT C

5. The Commitment Parties shall have received (a) the audited, consolidated balance sheet of the Partnership and its consolidated Subsidiaries (as such terms are defined in the Acquisition Agreement) as of December 31, 2020, and the related audited, consolidated statements of income and cash flows of the Partnership and its consolidated Subsidiaries (as such terms are defined in the Acquisition Agreement) for the year then ended and for each subsequent fiscal year ended at least 90 days prior to the Closing Date and (b) the unaudited, consolidated balance sheet of the Partnership and its consolidated Subsidiaries (as such terms are defined in the Acquisition Agreement) as of March 31, 2021 and June 30, 2021, and the related unaudited, consolidated statements of income and cash flows of the Partnership and its consolidated Subsidiaries (as such terms are defined in the Acquisition Agreement) for such fiscal quarters and for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least 45 days prior to the Closing Date; provided that the Commitment Parties acknowledge that they have received the audited financial statements of the Partnership and its consolidated Subsidiaries (as such terms are defined in the Acquisition Agreement) for the fiscal year ended December 31, 2020 required pursuant to clause (a) above and the unaudited financial statements of the Partnership and its consolidated Subsidiaries (as such terms are defined in the Acquisition Agreement) for the fiscal quarters ended March 31, 2021 and June 30, 2021 required pursuant to clause (b) above; provided, further, that the Commitment Parties shall be deemed to have received any financial information required by this paragraph 5 to the extent such financial information is publicly filed or otherwise made publicly available.

6. The Administrative Agent shall have received the following (the “Closing Deliverables”): (a) customary legal opinions, (b) customary evidence of authority, (c) customary officer’s certificates, (d) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Borrower and Guarantors, (e) notice of borrowing and (if applicable) request for issuance of letter of credit and (f) a solvency certificate, substantially in the form set forth in Annex I attached to this Exhibit C from the chief financial officer, chief accounting officer or other officer with equivalent duties of the Borrower; provided that no such certificate or notice shall include any representation or statement as to the absence (or existence) of any default or event of default or a bring-down of all representations and warranties.

7. To the extent required by the Financing Documentation, all documents and instruments required to create and perfect the Administrative Agent’s security interests in the Collateral shall have been executed and delivered by the applicable Loan Parties and, if applicable, be in proper form for filing.

8. (a) The Administrative Agent shall have received at least 3 business days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act that has been requested by the Administrative Agent in writing at least 10 business days prior to the Closing Date and (b) if the Borrower qualifies as a “legal entity” customer under 31 C.F.R. § 1010.230 and the Administrative Agent has provided the Borrower the name of each requesting Lender and its electronic delivery requirements at least 10 business days prior to the Closing Date, the Administrative Agent and each such Lender requesting a certification regarding beneficial ownership (which request is made through the Administrative Agent) will have received, at least 3 business days prior to the Closing Date, the Beneficial Ownership Certification in relation to the Borrower.

9. The Closing Date shall not occur prior to the date that is 45 days after the date hereof.

10. Payment of all fees and expenses due to the Commitment Parties (in the case of expenses, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower)), required to be paid on the Closing Date.

C-2

ANNEX I TO EXHIBIT C

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

of

[BORROWER]

AND ITS SUBSIDIARIES

Pursuant to the Credit Agreement4, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

a.	The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.

The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Subsidiaries after consummation of the transactions contemplated by the Commitment Letter.

[Signature Page Follows]

[4]	Credit Agreement to be defined.

CONFIDENTIAL	ANNEX I TO EXHIBIT C

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

[BORROWER]

By
Name:
Title: